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EXHIBIT 10.1

                                    AGREEMENT


This Agreement is made effective as of April 1, 2001, by and between Synergy 2000 Inc. (hereinafter "S2K"), a Delaware corporation having its principal office at 30 North Raymond Avenue, Suite 804, Pasadena, CA 91103, and LOMA, a Georgia not-for-profit corporation having its principal office at 2300 Windy Ridge Parkway, Suite 600, Atlanta, Georgia, 30339.

WHEREAS S2K provides programs making available online industry-specific employment services; and whereas LOMA is desirous of offering such services to its member companies, many of which are employers in the insurance and financial services industry

NOW THEREFORE, S2K and LOMA, for and in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, do hereby agree as follows:

1. DESCRIPTION OF SERVICES, beginning on April 1, 2001, S2K and LOMA agree to provide the following services:

A. S2K Site Support Services

         1) S2K will build and maintain a state of the art interactive employment services web site (hereinafter the "site") that will serve as the basis of this agreement.

         2) S2K will provide 24 hour access to this site for all individuals and organizations designated by LOMA on a secured basis.

         3) S2K will provide all of the necessary hardware and software to build and maintain this site.

         4) S2K will designate and make available a highly competent technical professional who will be available to assist LOMA, advertisers, readers and other parties designated by LOMA with technical assistance.

         5) S2K will incur all necessary expenses associated with carrying out and maintaining the aforementioned obligations.

         6) S2K will use its best efforts, in coordination with LOMA, to actively market and promote the site.

B. LOMA Services

          1) Excepting marketing, promotion, and sales activities conducted by S2K, LOMA will serve as the exclusive marketing, advertising procurement and sales agent for marketing and promotion of the site, which LOMA and S2K intend will serve the insurance and financial services industry and LOMA membership worldwide.
          2) LOMA shall make the final decision as to the means and requirements necessary to execute its duties and obligations under this agreement, the manner in which they are to be performed, and shall use its best efforts in conjunction with S2K to market and promote the site. S2K shall be entitled to provide input to LOMA in this process.

          3) LOMA will incur no financial obligations of any sort under this agreement, other than those costs necessary to carry out its sales, marketing and promotional services described in para 1 (B) (1).

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C. Operation and Ownership. LOMA and S2K agree that a business plan shall be developed and approved by the parties which sets forth action plans and target dates and accountabilities for the development and operation of the site, and that such business plan shall be in place by the time of the first quarterly review due under this agreement. Targets, goals, and other matters set forth in the business plan shall be monitored thereafter at the time of each quarterly review. LOMA and S2K acknowledge and agree that the software program to be developed to run the site will be owned by S2K, but the content and data (job listings and resumes) will be owned by LOMA.

2. START-UP EXPENSES & REVENUE SHARING PAYMENTS. LOMA and S2K anticipate that start-up expenses will not exceed US$15,000, and LOMA and S2K agree that such reasonable start-up expenses as are mutually agreed upon by the parties and incurred will be deducted from all net revenue streams until satisfied before revenue sharing payments are distributed to either S2K or LOMA. S2K will make revenue sharing payments to LOMA based on Schedule A, which is attached to this agreement and incorporated by reference. LOMA and S2K agree that internal expenses for such items as systems operation and sales activities will be borne by the respective parties rather than deducted from the revenue stream from the site. All expenses to be deducted from the site's revenue stream must be agreed upon by LOMA and S2K in writing. For purposes of this Agreement, net revenue means gross revenue less any mutually agreed-upon expenses, as mentioned above.

         A. Payment Schedule. The revenue sharing payments by S2K to LOMA shall be made quarterly. Payments will be based on total quarterly receipts from the prior quarter and shall be made by the 30th day following the end of such prior quarter.

         B. Accounting. S2K shall maintain records in sufficient detail as mutually agreed upon with LOMA for purposes of determining the amount of the revenue sharing payments. S2K shall provide to LOMA a written accounting that sets forth the manner in which the revenue sharing payment was calculated.

         C. Right to Inspect. Upon reasonable notice, LOMA, or LOMA's agent, shall have the right to inspect S2K's records at S2K's offices during normal business hours for the purpose of verifying the calculation of the revenue sharing payments, subject to such restrictions as S2K may reasonably impose to protect the confidentiality of the records.

         D. Review. LOMA and S2K agree to meet quarterly to review the financial records related to the site and to review the service levels provided. LOMA and S2K further agree that they will conduct a reevaluation of the revenue sharing arrangement described above nine (9) months following the signing of this agreement, and that said revenue sharing arrangement may be changed at that time by mutual consent of the parties.

3. EXPENSE REIMBURSEMENT. Expense calculation and reimbursement shall be made on a quarterly basis so as to coincide with the quarterly review described in para. 2 (D). LOMA shall pay all out-of-pocket sales, marketing and promotional expenses it incurs, and S2K shall pay for any such expenses that it incurs; neither party shall expect reimbursement for such expenses. S2K shall pay all out-of-pocket expenses for hardware, software and software updates needed to keep the web site current and operational, and upon approval from LOMA, will be entitled to deduct these costs from the revenue stream generated by the site.

4. SUPPORT SERVICES. S2K will provide the following support services for the benefit of LOMA: office space, 24/7 technical support, operational support services, contract negotiation and signing, access code assignment, billing and collection, and all other such services reasonably necessary to ensure smooth functioning of the site from the customer's point of view.

5. NO AGENCY. The parties understand and agree that LOMA and S2K are independent contractors with respect to one another, and that nothing in this agreement shall be construed so as to create an employment or agency relationship between the parties.

6. EMPLOYEES. LOMA and S2K employees or representatives, if any, who perform services for either party under this Agreement shall also be bound by the provisions of this Agreement. At the request of either party, the other shall provide adequate evidence to substantiate that all persons performing services under this agreement are its employees or representatives.

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7. HOLD HARMLESS. Each party acknowledges its obligation to obtain appropriate insurance coverage for the benefit of LOMA and S2K. Neither party shall be liable for any negligence, or any act or failure to act, of the other party or of such other party's employees, and each party agrees to indemnify and hold harmless the other against any loss, liability, cost, or expense (including reasonable attorney's fees) asserted against or suffered or incurred by either party as a consequence of, or in the defense of, any claim arising from or based upon any alleged negligence, act, or failure to act of the other or of such other's employees.

8. ASSIGNMENT. Each party recognizes that its obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of the other party.

9. CONFIDENTIALITY. S2K and LOMA recognize and agree that each party has valuable confidential information and trade secrets (hereinafter "Information") with which the other party may come into contact during the course of this agreement. Such confidential information and trade secrets may include, but are not limited to, inventions, products, prices, costs, discounts, future plans, business affairs, technical information and other proprietary information. LOMA and S2K agree that neither shall at any time or in any manner, either directly or indirectly, use any Information of the other party for its own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without prior written consent of the other party. A violation of this paragraph shall be a material violation of this agreement. These confidentiality provisions shall remain in full force and effect after the termination of this agreement.

10. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that either party has disclosed (or has threatened to disclose) Information in violation of this Agreement, S2K and LOMA shall be entitled to an injunction to restrain the other party from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed.

11. UNFAIR COMPETITION. During the course of this Agreement, LOMA and S2K agree that neither shall put up Web sites that will compete with the Site in the nature of their offering to financial services customers or in their general function as a Web site to offer online, interactive employment services. This provision does not preclude S2K from establishing online, interactive employment services Web sites for employers outside the financial services industry. LOMA agrees that during the term of this agreement and for a period of 24 months following the termination of this agreement for any reason, with or without cause, LOMA will not directly or indirectly use any such trade secrets or confidential information of S2K as described above in any business, profession, or other endeavor which is either directly or indirectly in competition with S2K's web-based employment services business. S2K agrees that for a period of 24 months following the termination of this agreement for any reason, with or without cause, S2K will not directly or indirectly use any such trade secrets or confidential information of LOMA as described above in any business, profession, or other endeavor which is either directly or indirectly in competition with LOMA. The parties have attempted to limit one another's right to compete only to the extent necessary to protect each from unfair competition.

12. TERM AND TERMINATION. The initial term of this agreement shall be 24 months, and the agreement may be renewed for additional terms upon written agreement of the parties. Either S2K or LOMA may terminate this agreement for cause at any time due to negligence, malfeasance, or other failure of legal duty of the other party by providing the other party with written notice of such termination. Upon receipt of notice of termination, the party in default shall have sixty (60) days from the date of such notice to cure the default and avoid termination. If the default is not cured within the sixty day period, termination shall be effective at the end of said sixty-day period, or earlier if the defaulting party gives notice that it cannot or does not intend to cure the default. Termination for cause shall be effective upon the date of such written notice. Either S2K or LOMA may unilaterally terminate this agreement upon sixty days written notice thereof to the other party. Upon receipt of such written notice, S2K and LOMA shall commence winding down of sales and marketing activities and acceptance of postings for the site so that 180 days after receipt of notice all joint activities under this agreement shall cease, and payment of any sums due hereunder for revenue sharing shall be made by the close of the 180 day period.

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Should the majority interest in S2K be acquired by another entity or should S2K cease business operations, LOMA shall have the continuing right to use the software developed for the site under this agreement without limitation for the remainder of the original term of this agreement. Upon termination of this Agreement, each party shall deliver to the other party both originals and copies of all records, notes, data, memoranda, models, and equipment of any nature that are in its possession or under its control and that are the property or relate to the business of the other party.

13. INTELLECTUAL PROPERTY.

         A. S2K acknowledges the validity of LOMA's copyrights and other intellectual property rights in LOMA's service marks and various LOMA works and confidential information to which S2K may be exposed during the course of this agreement. S2K acknowledges and agrees that it shall have no right or interest in or to LOMA's intellectual property, nor shall it have the right to use any LOMA service mark, except as otherwise agreed to in this agreement for purposes of the site, without advance written permission of LOMA.

         B. LOMA acknowledges the validity of S2K's copyrights and other intellectual property rights in S2K's service marks and various S2K works and confidential information to which LOMA may be exposed during the course of this agreement. LOMA acknowledges and agrees that it shall have no right or interest in or to S2K's intellectual property, nor shall it have the right to use any S2K service mark, except as otherwise agreed to in this agreement for purposes of the site, without advance written permission of S2K.

14. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

For S2K:                                        For LOMA:

Synergy 2000, Inc.                              LOMA
Eli Dabich, Jr.                                 Curtis Conner
30 North Raymond Ave., Ste. 804                 2300 Windy Ridge Pkwy., Ste. 600
Pasadena, CA  91103                             Atlanta, GA  30339

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

15. DISPUTE RESOLUTION. Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by binding arbitration in Georgia in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect as of the time of the dispute, before a panel of three arbitrators, one to be designated by S2K, one to be designated by LOMA, and the third, who shall be the chairman, to be designated by the two already designated arbitrators, or in the event of their inability to select a third arbitrator, by the Senior Officer of the American Arbitration Association in Washington, D.C. A judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof..

16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

17. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

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18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason by a court of competent jurisdiction, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

19. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

20. APPLICABLE LAW. This agreement shall be governed and construed in accordance with the laws of the State of Maryland.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FOR S2K                                          FOR LOMA


By:  /s/ Eli Dabich                              By: /s/ Curtis H. Conner

Name:    Eli Dabich                              Name:   Curtis H. Conner

Title:   President                               Title:  Secretary and Treasurer

Date:    May 4, 2001                             Date:   April 24, 2001


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